Exhibit 99.1

Gabelli Expects to Report Second Quarter Earnings of $0.45 to $0.47 Per Diluted Share

     RYE, N.Y.--(BUSINESS WIRE)--July 15, 2004--Gabelli Asset Management Inc. (NYSE: GBL) expects to report earnings of $0.45 to $0.47 per diluted share for the second quarter of 2004 versus $0.38 per diluted share in the comparable 2003 quarter.
     Second quarter operating profit increased approximately 45% from the second quarter 2003 but earnings per share did not keep pace due to a shortfall from other income accounts. Assets under management were $28.2 billion on June 30, 2004, up 25.5% from second quarter end 2003 assets and were unchanged from assets at the end of the first quarter 2004.
     Gabelli also announced that it is in discussions with Cascade Investment LLC ("Cascade") to further extend the exercise date of the put option on the 5% Convertible Note purchased by Cascade in August 2001. The notice period for the put option under the current terms of the note has been extended to August 5, 2004 while discussions are ongoing.
     The Company expects to issue a complete earnings release during the week of July 26th.
     Gabelli Asset Management Inc., through its subsidiaries, manages assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Alternative Investment Group).

     SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

     CONTACT: Gabelli Asset Management Inc.
              Michael R. Anastasio, 914-921-5147
              www.gabelli.com